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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Chase Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 279-1789

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m. on Wednesday, January 30, 2008 at the Raynham Courtyard Marriott, 37 Paramount Drive, Raynham, Massachusetts 02767 for the following purposes:

  (1)
  To elect the members of the Board of Directors of the corporation;

  (2)
  To vote on a proposal to amend Article III of the corporation's Articles of Organization to increase the number of authorized shares of common stock, $0.10 par value, from 10,000,000 to 20,000,000;

  (3)
  To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2008; and

  (4)
  To transact such other business as may properly come before the meeting.

        Only shareholders of record on the books of Chase Corporation at the close of business on November 30, 2007 are entitled to notice of and to vote at the meeting.

        The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

By order of the Board of Directors,
GEORGE M. HUGHES Corporate Secretary
December 21, 2007

SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 279-1789

PROXY STATEMENT
December 21, 2007

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on January 30, 2008 at 9:30 a.m., and at any adjournment thereof (the "Meeting"). The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

        The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shareholders who attend the Meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person. Unless a proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, then proxies will be voted "for" the election of the directors nominated by the Board of Directors, "for" the amendment to the Company's Articles of Organization, "for" the ratification of the appointment of the Company's independent registered public accounting firm, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournment or postponement thereof.

        On November 30, 2007, there were 8,271,259 outstanding shares of the Company's Common Stock, $0.10 par value per share (the "Common Stock"), which is the only class of voting stock outstanding. Shareholders of record at the close of business on November 30, 2007 are entitled to vote at the Meeting. With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of Common Stock registered in his or her name on the record date.

        A majority in interest of the Company's Common Stock outstanding and entitled to vote represented at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Directions to withhold authority, abstentions, and broker non-votes will be counted for purposes of determining the existence of a quorum at the Meeting. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

        The approximate date on which this proxy statement and form of proxy will be first sent or given to shareholders is December 21, 2007. The Company's annual report for the fiscal year ended August 31, 2007 will be sent to shareholders on the same date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding ownership of the Company's Common Stock as of November 30, 2007 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock and (ii) all executive officers and directors of the Company. All share information reflects the Company's 2-for-1 stock split on June 27, 2007.

	Nature and Amount of Beneficial Ownership
Name	Number of Shares Owned(a)	Shares Subject to Options(b)	Total Shares Beneficially Owned(c)	Percentage of Outstanding Shares	Restricted Stock Units(d)
Edward L. Chase Revocable Trust(e) 39 Nichols Road Cohasset, MA 02025	1,251,824	—	1,251,824	15.13%
FMR LLC(f) 82 Devonshire Street Boston, MA 02109	809,400	—	809,400	9.79%
Royce & Associates, LLC.(g) 1414 Avenue of the Americas New York, NY 10019	640,366	—	640,366	7.74%
Athena Capital Management, Inc.(h) 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	563,500	—	563,500	6.81%
Wilen Management Company, Inc.(i) 2360 West Joppa Road, Suite 226 Lutherville, MD 21093	422,436	—	422,436	5.11%
Peter R. Chase(j) 26 Summer Street Bridgewater, MA 02324	1,036,600	—	1,036,600	12.53%	249,580
Adam P. Chase(k)	39,557	—	39,557	*	63,535
Kenneth L. Dumas(l)	7,167	—	7,167	*	29,395
Terry M. Jones(m)	8,355	90,000	98,355	1.18%	54,771
Mary Claire Chase	200	—	200	*	950
William H. Dykstra	21,325	10,000	31,325	*	1,140
J. Brooks Fenno	4,988	—	4,988	*	950
Lewis P. Gack	11,182	14,000	25,182	*	1,392
George M. Hughes	2,000	—	2,000	*	950
Ronald Levy	13,702	—	13,702	*	1,266
All executive officers and directors as a group (10 persons)	1,145,076	114,000	1,259,076	15.02%	403,929

*
Less than one percent

(a)
Excludes shares that may be acquired through stock option exercises.

(b)
Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 30, 2007.

(c)
The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated. These amounts exclude the restricted stock units because the holders are not entitled to voting rights or investment control until the restrictions lapse, which in each case is not within 60 days of November 30, 2007.

(d)
Restricted stock units represent the right to receive shares of common stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Restricted stock units are not considered "beneficially owned" because holders are not entitled to voting rights or investment control until the restrictions lapse.

(e)
These shares are deemed to be beneficially owned by the Edward L. Chase Revocable Trust. The trustees have voting and investment power with respect to the shares. Ownership information is based upon the Form 4 filed by the trust on December 3, 2007.

(f)
These shares are deemed to be beneficially owned by FMR LLC (formerly FMR Corp.), Edward C. Johnson, Fidelity Management & Research Company, and Fidelity Low Priced Stock Fund, a fund of Fidelity Puritan Trust (the trustee), each of which has sole investment power over the shares. Fidelity Low Priced Stock Fund has sole voting power over the shares. This information is based upon the Form 13F filed on November 14, 2007 by FMR LLC and the Form N-CSR filed on September 27, 2007 by Fidelity Puritan Trust.

(g)
These shares are deemed to be beneficially owned by Royce & Associates, LLC which has sole voting and investment power over the shares. This information is based upon the Schedule 13G/A filed on January 31, 2007 by Royce & Associates, LLC.

(h)
These shares are deemed to be beneficially owned by Athena Capital Management, Inc., which shares voting and investment power over 366,800 shares, and Minerva Group, LP, which has sole voting and investment power over 196,700 shares, and David P. Cohen. This information is based upon the Schedule 13G/A filed on January 18, 2007 by Athena Capital Management, Inc., Minerva Group LP, and David P. Cohen as a group.

(i)
These shares are deemed to be beneficially owned by Wilen Management Company, Inc. which has sole voting and investment power over the shares. This information is based upon the Schedule 13G/A filed on January 26, 2007 by Wilen Management Company, Inc.

(j)
Of the total shares beneficially owned 26,962 represent shares of restricted stock, subject to forfeiture under both performance and time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.

(k)
Of the total shares beneficially owned 9,357 represent shares of restricted stock, subject to forfeiture under both performance and time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.

(l)
Of the total shares beneficially owned 5,472 represent shares of restricted stock, subject to forfeiture under both performance and time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.

(m)
Of the total shares beneficially owned 6,809 represent shares of restricted stock, subject to forfeiture under both performance and time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.

Certain Transactions

        On December 10, 2003, the Company sold its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary ("Sunburst") to the Edward L. Chase Revocable Trust (the "Trust") in exchange for 460,812 shares of the Company's Common Stock valued at $3.0 million. In December 2006, the Company and Sunburst renewed a lease agreement whereby the Company leases to Sunburst, at a base rent of $14,875 per month, which approximates fair value, the building and land which is being occupied by Sunburst. The lease expires on November 30, 2009.

        The Trustees of the Trust have the power to vote the 1,251,824 shares of the Company's Common Stock held of record by the Trust on November 30, 2007 at the Meeting.

        Consistent with the requirements of the American Stock Exchange, the Audit Committee of the Board of Directors of the Company reviews and oversees any transactions with a "related person" within the scope of the SEC's rules on disclosure of such transactions. From time to time, the Board of Directors has formed a special independent committee of the Board comprised of independent and non-interested directors to review and oversee proposals relating to specific transactions with related persons on an ad hoc basis. The Company does not have a written policy relating to such review.

Compensation Committee Interlocks and Insider Participation

        George M. Hughes (a director) is general outside counsel to the Company. For his services as general counsel to the Company during the fiscal year ended August 31, 2007, the Company paid Mr. Hughes approximately $99,670. Mr. Hughes served as a member of the Company's Compensation and Management Development Committee until October 31, 2006, as permitted by the American Stock Exchange under an exemption from the compensation committee independence requirements. He was replaced on the committee by J. Brooks Fenno at such time. The current members of the committee are Messrs. Levy (Chairman), Fenno and Gack. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Management Development Committee.

PROPOSAL 1
ELECTION OF DIRECTORS

        Seven directors are to be elected at the Meeting. The Board of Directors recommends that the seven nominees named below be elected as directors. The directors elected at the Meeting will hold office until the next annual meeting and until their successors are elected and qualified. When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below. If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

        As long as a quorum is present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Name	Age	Business Experience During Past Five Years and Other Directorships	Has Been a Director Since
Peter R. Chase	59	Chairman of the Board of the Company since February 2007. Chief Executive Officer of the Company since September 1993. He is also a director of Bridgewater Savings Bank and AIM Mutual Insurance Company.	1993
Mary Claire Chase	52	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000.	2005
William H. Dykstra	79	Director and Chairman of the Investment Committee of Arrow Mutual Liability Insurance Company. Previously a director of the Company from 1988 through January 2004.	2006
J. Brooks Fenno	73	President and Founder of Salesmark, a sales and marketing management consulting firm. He is also a director of Bixby Corporation.	2006

Lewis P. Gack	63	Partner in LPG Consulting. Previously Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc., a wholesale liquor distributor, from 1998 to October 2007.	2002
George M. Hughes	68	Founder and Principal of the law firm, Hughes & Associates since May 1996. Previously, partner at the law firm of Palmer & Dodge.	1984
Ronald Levy	69	Consultant at Navigant Consulting, Inc., from April 2002 through April 2006. Previously, Consultant with Arthur D. Little, Inc. from June 1969 to April 2002 and Vice President from 1987 to April 2002.	1994

        Peter R. Chase, Chairman, President and Chief Executive Officer of the Company, is the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

        Mary Claire Chase is the daughter of Edward L. Chase (deceased), and the sister of Peter R. Chase. Mary Claire Chase has been nominated for election as a director of the Company pursuant to a Voting Agreement dated December 26, 2002, as amended December 10, 2003, between the Company and the Edward L. Chase Revocable Trust.

Corporate Governance

        The Company has long believed that good corporate governance and high corporate ethics are important to ensure that the Company is managed for the long-term benefit of its shareholders.

        The Company's Board of Directors held seven meetings during the fiscal year ended August 31, 2007. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which they served.

        The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however it does encourage all directors to attend. Six out of seven directors attended last year's annual shareholders meeting held in February 2007.

        The Company has adopted the Chase Corporation Financial Code of Ethics, which is applicable to the Chief Executive Officer, Chief Financial Officer and Corporate Controller and other employees with important roles in the financial reporting process. The Chase Corporation Financial Code of Ethics is available on the Chase Corporation web page www.chasecorp.com.

        Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to: Chase Corporation, 26 Summer Street, Bridgewater, Massachusetts 02324, Attn: Board of Directors.

        The Board of Directors has determined that the following directors are independent, as defined in the listing standards of the American Stock Exchange: William H. Dykstra, J. Brooks Fenno, Lewis P. Gack, and Ronald Levy.

Committees of the Board of Directors

        The Board has standing the following committees (a) Audit, (b) Compensation and Management Development, and (c) Nominating and Governance. All members of the committees serve at the pleasure of the Board of Directors. The functions and current membership of each committee are as follows:

        Audit Committee.    The Audit Committee recommends to the Board of Directors the engagement of the Company's registered public accounting firm, reviews the scope and extent of their audit of the Company's financial statements, reviews the annual financial statements with the registered public accounting firm and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls. The members of the Audit Committee are Lewis P. Gack, Chairman, William H. Dykstra and Ronald Levy. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the American Stock Exchange. The Board has determined that Lewis P. Gack is an audit committee financial expert as defined in the Securities and Exchange Commission regulations. The Audit Committee held eight meetings during the fiscal year ended August 31, 2007. The Audit Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

        Compensation and Management Development Committee.    The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes recommendations to the Board of Directors regarding compensation for directors, officers and key employees. The committee administers the Company's equity incentive plans, except for plans for directors who are not employees of the Company. The members of the committee are Ronald Levy, Chairman, J. Brooks Fenno and Lewis P. Gack. Each member of the committee is independent, as independence for compensation committee members is defined under the listing standards of the American Stock Exchange. The committee held four meetings during the fiscal year ended August 31, 2007. The Compensation and Management Development Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

        Nominating and Governance Committee.    The Nominating and Governance Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself. The members of the Nominating and Governance Committee are William H. Dykstra, Chairman, J. Brooks Fenno and Ronald Levy. Each member of the committee is independent, as independence for nominating committee members is defined in the listing standards of the American Stock Exchange. The Nominating and Governance Committee held four meetings during the fiscal year ended August 31, 2007. The Nominating and Governance Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Director Nomination Process

        The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies. In nominating candidates the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company. The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Nominating and Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a stockholder or otherwise.

        Mary Claire Chase has been nominated for election as a director of the Company pursuant to a Voting Agreement dated December 26, 2002, as amended December 10, 2003, between the Company and the Edward L. Chase Revocable Trust.

        The Company's Bylaws provide that the Nominating and Governance Committee shall recommend for the election to the Board (i) a lineal descendant or spouse of Edward L. Chase (so long as the spouse of Edward L. Chase, his issue, a trust for the benefit of his spouse and/or his issue, or his estate owns 10% or more of the outstanding voting stock of the Company) and (ii) the Chief Executive Officer of the Company.

        The Company's Bylaws also provide that the Nominating and Governance Committee shall recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of "non-affiliated directors." "Non-affiliated directors" are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of his lineal descendents; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company's stock; and (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company's stock.

        Also, at least a majority of the directors on the Board must be independent directors as defined in the rules of the American Stock Exchange.

Audit Committee Report

        The Audit Committee of the Board of Directors is appointed by the Board of Directors. The members of the Audit Committee meet the independence requirements of the American Stock Exchange. The Audit Committee, in accordance with its written charter, oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2007 with management including a discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which provides that certain matters related to the conduct of the audit of the Company's financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers, LLP required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, relating to the auditor's independence from the Company, has discussed with PricewaterhouseCoopers, LLP their independence from the Company, and has considered the compatibility of non-audit services with the auditor's independence.

        The Audit Committee discussed with the Company's Independent Registered Accounting Firm the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended August 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company's Independent Registered Public Accounting Firm for fiscal year 2008.

By the Chase Corporation Audit Committee
Lewis P. Gack, (Chairman) William H. Dykstra Ronald Levy

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this Proxy Statement with respect to the compensation paid to our principal executive officer, Peter R. Chase, our principal financial officer, Kenneth L. Dumas, and our two other executive officers at the end of our most recent fiscal year: Adam P. Chase, our Chief Operating Officer, and Terry M. Jones, our Chief Marketing Officer. Together, these officers are referred to as the "named executive officers," and their compensation is detailed in the tables that follow this Compensation Discussion and Analysis. Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the named executive officers during the fiscal year ended August 31, 2007.

        The Compensation and Management Development Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program. The Compensation and Management Development Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the named executive officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

        In this analysis, we refer to the Compensation and Management Development Committee as "the committee" or "the compensation committee." The committee operates under a written charter which is available on our corporate web site, www.chasecorp.com, under "Corporate Governance."

Philosophy and Objectives of Our Compensation Program

        The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

  •
  retain executive talent by offering compensation that is commensurate with pay at other companies of a similar size in the same or similar industries in the region, as adjusted for individual factors;

  •
  safeguard our interests and the interests of our stockholders;

  •
  are effective in driving executive performance by having pay at risk, so actual pay is tied to company-wide goal achievements and superior performance is rewarded;

  •
  foster teamwork on the part of management;

  •
  are cost-efficient and fair to employees, management and stockholders; and

  •
  are well-communicated to and understood by program participants.

        Our compensation committee believes that the most effective compensation program is one that will provide incentives that are directly linked to the achievement of company strategies and easily measured, company-wide performance targets, while providing a reasonable level of security to the named executive officers through competitive base salaries and retirement benefits. To this end, our executive compensation reflects a balance of cash and non-cash compensation, and a mix of currently paid compensation and long-term incentives. The compensation committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. Our incentive plans combine financial targets to reward performance with time-based vesting to assist retention.

Committee Purposes and Responsibilities

        One of the primary purposes of the compensation committee is to determine the total target compensation levels for the senior executive officers of the company and to establish and annually review the programs that will determine the actual rewards against those targets.

        The committee is charged with ensuring that the target compensation levels and the allocation of short term and long term components are sufficient to attract, motivate and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our stockholders in light of the company's financial performance and when compared to executive officers of similar position and responsibility at other businesses.

        The committee is also responsible for reviewing the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of our Board of Directors, and, if appropriate, for recommending to the Board for approval any changes to those programs.

        The committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant's fees or other retention terms.

        It also reviews and administers our equity compensation plans, and reviews any existing or proposed employment agreement, change in control or severance agreement, or any special or supplemental benefits not offered as part of a broad-based plan that are made available to our named executive officers. Where appropriate, it recommends adoption, amendment, or termination of such programs or agreements to the full Board of Directors.

Role of Executive Officers in Compensation Decisions

        Our compensation committee makes all determinations affecting the compensation for our named executive officers, including our Chief Executive Officer, and recommends those determinations to the full Board of Directors for approval. Our Chief Executive Officer attends meetings of the committee as a non-voting advisory member, except that he is not present for any discussion of his own compensation. The compensation committee receives and carefully considers our Chief Executive Officer's evaluations of all named executive officers other than himself, as well as his recommendations with respect to all components of compensation of the other named executive officers. In reviewing and considering the evaluations and recommendations of the Chief Executive Officer, the committee takes into account the familial relationship between the Chief Executive Officer and Adam Chase, the Chief Operating Officer, and satisfies itself that the recommendations are based solely on merit and performance. The committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Chief Executive Officer, although historically the committee has given significant weight to the recommendations of our Chief Executive Officer with respect to the other named executive officers.

Principal Elements of our 2007 Compensation Program

        There were three principal elements of compensation for our named executive officers during fiscal 2007. These were:

  •
  base salary;

  •
  a cash bonus component based on the performance of our business against corporate objectives under our annual cash incentive plan;

  •
  equity awards based on the performance of our business against the same corporate objectives.

        As explained in more detail below, our annual cash incentive plan and our equity award program currently use the same financial measurement metrics and targets to determine the actual payouts to the named executive officers. The financial measurement metrics and targets are subject to annual review by the committee which reserves the right to set different objectives on either the cash incentive plan or equity award program as it feels appropriate in light of the annual and long term objectives of the Company. The cash incentive plan and the equity awards program differ in the dollar value of the target awards and in their vesting provisions, since payments under the cash incentive plan are made after the end of each fiscal year, and the equity awards vest only after two years from the end of the fiscal year. The total compensation package thus provides a mix of current cash payments, independent of year-to-year financial performance; annual cash payments determined by reference to the company's actual results of operations for the year compared to a target; and equity awards in amounts determined by reference to the company's financial results, with time-based vesting in order to foster our retention objectives. In addition, we maintain a pension plan and other retirement benefits for our executives.

        The following discussion seeks to explain why the compensation committee has chosen to pay each compensation element, how it determines the amount of each element, and how the element and the committee's decisions regarding that element in fiscal 2007 fit into the company's overall compensation objectives and affect decisions regarding other elements.

        At the outset, we note that two of the three principal elements of our compensation programs for 2007 set compensation levels with respect to our earnings before taxes, or EBT, for the fiscal year in question, as adjusted in the discretion of the committee. As a result, a substantial proportion of our named executive officers' total compensation is tied to our pre-tax earnings in each fiscal year. The committee believes that EBT, as a reflection of our pre-tax operating profit, is the most appropriate tool for measuring the underlying performance of the company and its management team, as opposed to alternative measurements such as revenues or net income. In addition, the committee has chosen to emphasize company-wide achievement of financial objectives in this manner, as opposed to emphasizing more subjective individual performance criteria or measurements based upon business units or other operating data, because it believes it is important to use a metric that is easily measured and understood from the beginning of the year, that fosters teamwork among the management team, and that most directly aligns the interest of the named executive officers with those of all shareholders. The committee does retain discretion to adjust or supplement the cash incentive awards paid, as described below, but these individual adjustments based on qualitative or subjective factors have historically had a relatively small impact on total compensation compared to the objective components.

        Base Salary.    We pay a base salary to each of our named executive officers. The objective is to provide base compensation to the executive that is competitive with base compensation that the executive could earn in a similar position at other companies and which will provide a reasonable level of security for the executive without regard to year to year fluctuations in our financial condition. A range of base salary levels for key positions in the company was established most recently in 2005 upon the recommendation of a compensation consultant, James F. Reda & Associates, LLC, which was engaged directly by the committee for that purpose. James F. Reda & Associates, LLC advises solely on executive compensation and offers no other services which might cause a conflict of interest. The ranges for these key positions were established taking into account benchmarking data provided by the compensation consultant which included a survey of the following 18 companies in the greater Boston area:

• Ameron International Corporation	• CFC International, Inc.
• American Biltrite, Inc.	• Nortech Systems Incorporated
• AZZ Incorporated	• Reunion Industries, Inc.
• Cherokee International Corporation	• Energy Conversion Devices, Inc.
• Clarion Technologies, Inc.	• Peak International Ltd.
• Core Molding Technologies, Inc.	• Simclar, Inc.
• Lexington Precision Corp.	• SurModics, Inc.
• SigmaTron International	• Optical Cable Corporation
• Parlex Corporation	• American Superconductor

        Additionally, management engaged Thomas Warren Associates, to ensure salary ranges were and remained appropriate throughout the Company. Individual executives' base salaries are set initially upon hiring or promotion to a position within the established range, taking into account each executive's experience in the role and other subjective factors, and are reviewed annually thereafter. As outlined above, the Chief Executive Officer makes salary adjustment recommendations to the committee with respect to the named executive officers other than himself. Historically, salary increases have been in the range of 4% to 6% per year. During fiscal 2007, in connection with the promotions of Messrs. Dumas, Jones and Adam Chase to their current positions each received an increase in salary upon their assumption of those additional responsibilities. The committee intends from time to time, but not necessarily annually, to revisit the salary ranges used by reference to updated benchmark data, in order to ensure that salaries remain competitive but not excessive.

        Cash Incentive Plan.    At the beginning of each fiscal year, following the annual budget presentation by management to the Board of Directors, the committee sets a corporate performance target for the upcoming fiscal year to be used in connection with the company's incentive compensation programs. As noted above, this financial target is set at a certain level of earnings before taxes (or EBT). The EBT target is set by the committee with reference to both historical performance and expected future performance. The committee believes that the targets set as a general matter should be reasonably attainable through consistent performance as compared to recent years, and it is the committee's expectation that the actual awards granted under the relevant plan will exceed the "target" awards where management achieves growth over historical annual EBT levels. The corporate EBT targets are set in a way that tends to reflect improvement over historical results generally, at least during periods of multi-year growth in pre-tax profit, but do not always reflect improvement over the most immediately preceding fiscal year. In each of the three most recent fiscal years, actual results have exceeded the targets.

        At the end of the fiscal year, actual results are compared to the target established at the beginning of the year. In establishing the compensation program, it was the Board's intent to exclude from actual performance measurements the effect of unusual or nonrecurring events, income or expenses from the calculations. The committee consequently has the discretion to decide to exclude certain items or to make other adjustments in order to fairly reflect our underlying operating performance for the year. For fiscal 2007, for example, it made net upward adjustments of approximately $1.06 million to our EBT used to calculate payments under the plan in order to reflect unanticipated and unusual charges.

        In order for any amounts to be payable under the plan, we must meet a threshold level of 50% of the target. There is no cap on the incentive payments. Actual payments are made under the plan by reference to target awards established by the committee for each of the named executive officers as a percentage of their base salaries. Amounts payable under the cash incentive plan, as a percentage of salary, and amounts actually paid are reflected in the table below for fiscal year 2007. Payments made under the plan the during fiscal year reflect our exceptional results for fiscal 2007, in which net income increased by approximately 67% over fiscal 2006 levels, and in which the EBT target was exceeded by a significant margin. Because the compensation committee considers prior years' operating results in setting the target for each fiscal year, the 2008 EBT target is higher than the 2007 EBT target, but it does not exceed 2007 actual results.

	Cash Awards Payable for 2007				Actual FY07 Payments
				Performance required to reach 100% of salary
Name of executive	At 50% of target	At 75% of target	At 100% of target		Award as percentage of annual salary	Final payments made(1)
	(as percentage of base salary)			(% of EBT target)

Peter R. Chase	8.33%	25%	50%	155%	126%	$563,462
Adam P. Chase	6.67%	20%	40%	163%	125%	$240,000
Kenneth L. Dumas	5%	15%	30%	175%	113%	$170,000
Terry M. Jones	5%	15%	30%	175%	108%	$202,589

(1)
The compensation committee retains the discretion to make supplemental awards based upon subjective factors and the recommendation of the Chief Executive Officer. In fiscal 2007, based upon the recommendation of the Chief Executive Officer, additional discretionary amounts of $10,829 and $8,360 were paid to Adam P. Chase and Kenneth L. Dumas, respectively. These amounts are reflected in the final payments made in the table above.

        A similar cash incentive program which was approved by the committee is maintained and paid out of a bonus pool, with payments determined by reference to our EBT, to other key employees at the company. In fiscal 2007, approximately 40 employees participated in that program (with most payments at the discretion of the Chief Executive Officer and the other executive officers).

        Equity Incentive Plan.    The second performance-based element of our compensation program is our equity-based long-term incentive plan. In 2007 our equity incentive plan measured annual performance against the same pre-tax profit target established under the annual cash incentive plan. Equity awards are made at the beginning of the year based upon the target performance levels, in the form of restricted stock or restricted stock units, with the number of shares being determined by dividing the target equity award value by our stock price on the grant date.

        The final award amounts are determined after the end of the fiscal year by reference to our actual performance for the year. In order for any payments to be made under the equity incentive plan, we must achieve at least 80% of the targeted EBT. If we achieve 80% of that target, then the actual payment would be 50% of the target shares (with the other 50% being forfeited). If we achieve 100% of the target, then the actual payment would be 100% of the targeted share amount. Achievement between 80% and 100% will be pro rated. Above 100% of the pre-tax profit target, the executive's equity award would increase by 2.5% for every 1% increase over that target. For example, if we achieved 120% of the pre-tax profit target, the named executive's award would be 150% of his target share amount. There is no upper limit on the number of shares awarded in this manner.

        The following table shows, for each of the named executive officers, the targeted awards for each officer as determined at the beginning of the fiscal year, and the final awards as calculated at the end of the fiscal year. For three of the named executive officers, the amounts were calculated based upon anticipated changes to salary and participation levels, taking into account promotions which were announced in November 2006 but not effective until February 2007. Targeted share amounts for these executives therefore take into account the number of months during the year at which each salary and participation level applied:

	Target Award
Name	% of Salary	Value at grant date	Shares at grant date	Actual Payout for 2007 (# of shares)
Peter R. Chase	100%	$447,728	53,460	164,866
Adam P. Chase	66%	$126,680	15,126	46,647
Kenneth L. Dumas	43%	$64,990	7,760	23,931
Terry M. Jones	55%	$102,879	12,284	37,883

        The final share amounts are calculated and approved by the compensation committee upon finalization of our financial results for the fiscal year. As with the payments made under the cash incentive program, equity payments made for fiscal 2007 exceeded the target levels by a substantial margin because of the record pre-tax profit levels achieved by the company during that year. The restricted stock units will not vest, however, until the last day of the second fiscal year following the fiscal year that is used as the performance period. In other words, the equity awards for performance in fiscal 2007 will not vest until August 31, 2009, at which point all of the shares will vest.

        In the event of a named executive officer's retirement, death or disability or dismissal without cause before the scheduled vesting date, then the awards will vest pro rata to the date of the termination of employment. In the event of a named executive officer's voluntary termination of employment or termination for cause, all of the award will be forfeited. Upon a change of control of the company, any unvested awards will automatically vest.

        The committee believes that the combination of performance measures to determine the number of shares of common stock underlying each award, and the "cliff" vesting of the award two years after the end of the performance period, is useful in accomplishing the dual objectives of rewarding superior performance and encouraging retention of its qualified executives.

        Beginning in fiscal 2008, the compensation committee has determined to use restricted stock awards with both performance and time vesting provisions in lieu of the restricted stock units previously used. The primary difference is that the participants in the equity award program will be able to vote and receive dividends upon their restricted shares before the vesting period.

Retirement Programs

        In addition to the three primary components of executive pay described above, we maintain certain retirement plans and benefits for our executive officers. Many of these plans are available to larger groups of employees. The committee feels that the opportunity to participate in programs that assist the executives and other employees in saving for retirement is an important part of those employees' compensation package.

  •
  Our named executive officers may elect to make contributions to a retirement account in our 401(k) plan, which is available to substantially all of our employees and under which we made a matching contribution to each participant in fiscal 2007. The matching contribution under the 401(k) plan is the equivalent of 50% of the employee's pre-tax contributions to the plan, up to the first 6% of eligible pre-tax compensation contributed to the plan. Our matching contributions to the accounts of the named executive officers are shown in the "All other compensation" column in the Summary Compensation Table.

  •
  We also maintain a non-qualified Retirement Savings Plan covering selected employees, including our named executive officers. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

  •
  We maintain a tax-qualified defined benefit pension plan and a non-qualified excess benefit plan. The excess benefit plan is part of our Employees Supplemental Pension and Savings Plan, and covers those of our employees who from time to time may be designated by our Board of Directors. Currently, only our Chief Executive Officer, Peter R. Chase, has been designated as being covered, since only his compensation has historically exceeded the limits of the tax-qualified plan. These plans are described in more detail under "Executive Compensation—Other Executive Plans—Pension Plan". As noted in that section, benefits are paid at a higher rate to employees who became employed prior to May 1, 1995 or who are covered by certain collective bargaining agreements and meet certain other qualifications, as compared to those who were employed after that date. Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Other Benefits

        In 1997, we structured a split dollar life insurance program for our Chief Executive Officer, Peter R. Chase. In 2005, after consulting with outside advisors, the program was restructured as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements. As part of this restructuring, we agreed to provide Mr. Chase an annual bonus payment in an amount sufficient for the after-tax portion to be used to pay the premium on a life insurance policy in his own name. These premiums (and consequently our obligation to make these payments) are spread over nine years beginning in January 2005. Our obligations will cease if Mr. Chase terminates his employment with us, unless the termination is the result of a disability, without cause or within one year of a change in control. For 2007, we paid Mr. Chase $309,210 under this agreement. This benefit is unrelated to Mr. Chase's salary or other compensation, and the committee does not consider the value of this benefit in setting the other components of Mr. Chase's compensation. The Company entered into this agreement in recognition of Mr. Chase's valuable services to the Company and the voluntary transfer as part of the restructuring program by Mr. Chase to the Company of life insurance policies, which were owned by him and subject to a collateral assignment split dollar agreement with the Company.

        We also own a life insurance policy on the life of Peter Chase as a mechanism to fund our obligations under the unfunded, nonqualified excess benefit plan described above.

        We also provide Peter Chase with a company car and a golf club membership. We provide our other named executive officers a car allowance of $1,000 per month. Our compensation committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the company.

        Named executive officers may also participate in our medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 20% of the cost of these programs (with the company covering the other 80% of the cost). We also provide disability and life insurance coverage for our named executive officers and pay a portion of the related premiums.

Named Executive Agreements

        In prior years, as any of our named executives were hired by us, promoted or have taken on additional responsibilities, we entered into agreements with them pursuant to which they will be entitled to receive severance benefits upon termination by us without cause, or upon the occurrence of certain enumerated events during the two years following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive's terms and conditions of employment. See "Payments Upon Termination or Change of Control" below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executive officers can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the named executives' objectivity in considering stockholders' interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent in a competitive market.

Use of Compensation Consultants and Benchmarking Data

        A description of the extent to which we benchmarked our base salary levels against other companies is described above under "Base Salary." The committee has taken advice from expert compensation consultants engaged both by the committee and by management to set up the position values and salary ranges for executive officers and continues to adjust these annually in order for the Company to be competitive with respect to executive compensation. Consultants used by the committee and management over the years have included among others the aforementioned James F. Reda & Associates, LLC and Thomas Warren Associates. The compensation consultants have used similar benchmarking data in recommending the performance based components of the executive compensation package.

Impact of Tax and Accounting Issues

        Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and certain of its other most highly compensated officers, unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) of the Code, which include an exception for "performance based" compensation meeting certain requirements. Where possible, the committee attempts to structure its compensation programs such that compensation paid will be tax deductible whenever it is consistent with our compensation philosophy. However, the committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee believes that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our stockholders. Our compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Also, the deductibility of some types of compensation payments will depend on the timing of an executive's vesting or exercise of previously granted rights. Accordingly, our compensation committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

        In addition, the compensation committee considers the impact of Section 409A of the Internal Revenue Code, which imposes certain requirements on "nonqualified deferred compensation plans." These may be particularly relevant in the case of compensation paid after termination of a named executive officer's employment under the change in control and severance agreements discussed above. We believe that this compensation is in compliance with the applicable requirements of Section 409A.

Report of the Compensation and Management Development Committee

        The Compensation and Management Development Committee of the Chase Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company's Annual Report on Form 10-K.

By the Compensation and Management Development Committee
Ronald Levy (Chairman) J. Brooks Fenno Lewis P. Gack

Executive Compensation

        The following table contains a summary of the compensation paid or accrued during the fiscal year ended August 31, 2007 to the Chief Executive Officer, the Treasurer and Chief Financial Officer and the two other executive officers of the Company (the "named executive officers").

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Peter R. Chase Chairman, President & Chief Executive Officer	2007	446,518	309,210	743,553	563,462	360,704	59,431	2,482,878

Adam P. Chase Vice President & Chief Operating Officer	2007	185,309	—	186,701	240,000	5,002	19,500	636,512

Kenneth L. Dumas Treasurer & Chief Financial Officer	2007	136,364	—	85,081	170,000	2,960	17,642	412,047

Terry M. Jones Vice President & Chief Marketing Officer	2007	183,084	—	162,235	202,589	6,770	19,430	574,108

(1)
Salary includes amounts earned in the fiscal year, whether or not deferred.

(2)
The bonus for Peter R. Chase represents reimbursement to Mr. Chase by the Company for the cost of premiums incurred by the Executive for certain life insurance policies owned by the Executive. The Company agreed in January 2005 to make these premium payments on behalf of the Executive for a nine year period in connection with the Executive's restructuring of previously existing split dollar arrangements as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements.

(3)
These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended August 31, 2007, in accordance with SFAS No. 123(R), for stock-based incentive awards granted under our equity incentive program, and therefore include awards granted in and prior to fiscal year 2007. These amounts do not necessarily reflect the value of the actual award when issued to the officer. Assumptions made in the valuation are described in more detail in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes.

(4)
These amounts reflect incentive payments made under our Annual Cash Incentive Program, earned during fiscal 2007 and paid in October 2007 (during fiscal 2008). The incentive program is described in the Compensation Discussion and Analysis under the heading "Principal Elements of our 2007 Compensation Program—Cash Incentive Plan".

(5)
Represents the current year benefit increase of the present value of the qualified defined benefit plan as well as the supplemental pension plan as described under "—Other Executive Plans—Pension Plan".

(6)
These amounts include all other compensation as described in the following table:

Name	Qualified 401(k) and Supplemental Retirement Plan Contributions (a)	Life & Long-Term Disability Insurance Premiums (b)	Automobile Allowance or Use of Company Car (c)	Other (d)	Total
Peter R. Chase	$13,081	$17,629	$24,671	$4,050	$59,431
Adam P. Chase	5,515	1,985	12,000	—	19,500
Kenneth L. Dumas	4,091	1,551	12,000	—	17,642
Terry M. Jones	5,487	1,943	12,000	—	19,430

    (a)
    This amount represents the contribution by the Company on behalf of the named executive officers to the Chase Corporation Retirement Savings Plans.

    (b)
    These amounts include the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000 and (ii) long term disability premiums. Peter R. Chase is the only named executive officer who has supplemental long-term disability insurance. The premiums for this insurance totaled $7,650 and are included above.

    (c)
    These amounts represent automobile allowances or personal use of a company leased car.

    (d)
    Represents private membership club dues.

Grants of Plan-Based Awards for Fiscal 2007

        The following table sets forth information relating to potential payments to each of our named executive officers under our fiscal 2007 cash and equity-based incentive award programs. The actual amounts that we paid under each of these programs are reflected in the Summary Compensation Table and described in more detail under our Compensation Discussion and Analysis under the heading "Principal Elements of our 2007 Compensation Program—Cash Incentive Plan" and "—Equity Incentive Program".

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
								Grant Date Fair Value of Stock Awards ($)
Name & Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Peter R. Chase
Cash award	9/1/2006	$37,295	$223,863	N/A
RSU grant	9/1/2006				26,730	53,460	N/A	$447,728

Adam P. Chase
Cash award	9/1/2006	$12,806	$76,800	N/A
RSU grant	9/1/2006				7,563	15,126	N/A	$126,680

Kenneth L. Dumas
Cash award	9/1/2006	$7,500	$45,000	N/A
RSU grant	9/1/2006				3,880	7,760	N/A	$64,990

Terry M. Jones
Cash award	9/1/2006	$9,400	$56,400	N/A
RSU grant	9/1/2006				6,142	12,284	N/A	$102,879

        The grant date reflected in the table above is the beginning of the fiscal year which coincides with the effective date of the award for both the non-equity (cash) incentive plan and the long-term equity incentive program. Amounts in the table above under "Threshold" represent amounts payable under the cash incentive plan if 50% of the corporate EBT performance targets are achieved, representing a specified percentage of the named executive officers' base salaries, and amounts payable under the equity incentive program if 80% of the corporate performance targets are achieved. Below those performance levels, no payments would be made under the respective plans. Amounts under "Target" represent 100% of the target payout under each of those plans, which is set in each case as a specified percentage of the named executive officer's base salary. For fiscal 2007, the equity targets for Adam P. Chase, Kenneth L. Dumas and Terry M. Jones each reflected a blended rate taking into account salary increases during the fiscal year resulting from their respective promotions. There is no theoretical maximum payout under either the cash incentive plan or the equity award program. The grant date fair value of the possible equity awards reflects the grant date fair value of our common stock multiplied by the total number of restricted stock units to be awarded assuming the target was met. The awards were actually paid in accordance with the plans upon finalization of our annual financial results and certification of the awards by the compensation committee in November 2007.

Outstanding Equity Awards at Fiscal Year-End for 2007

        The following table sets forth information relating to options and unvested restricted stock units outstanding as of August 31, 2007 that were granted pursuant to our 2005 Equity Incentive Plan or predecessor plans to our named executive officers.

		Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Peter R. Chase	—	—	—	—	—	249,580	$4,310,247	—	$—

Adam P. Chase	—	—	—	—	—	63,535	$1,097,249	—	$—

Kenneth L. Dumas	—	—	—	—	—	29,395	$507,652	—	$—

Terry M. Jones	90,000	—	—	$5.25	10/12/2012	54,771	$945,895	—	$—

        Of our named executive officers, only Terry M. Jones held outstanding options as of the end of fiscal 2007. Those options were granted in October 2002 and are all currently exercisable. Amounts under the "Stock Awards" columns reflect restricted stock units issued under our equity incentive programs for fiscal 2006 and fiscal 2007. The columns include share amounts earned during fiscal 2007, even though the final number of shares comprising the award was not certified until after the fiscal year end. The market value of all restricted stock units is based on the closing price of our common stock on August 31, 2007, the last trading day in fiscal 2007. The closing price as reported by the American Stock Exchange on that date was $17.27. Awards for fiscal 2006 will vest on August 31, 2008, and awards for fiscal 2007 will vest on August 31, 2009.

Option Exercises and Stock Vested for 2007

        The following table sets forth information relating to options exercised in the year ended August 31, 2007 that were granted pursuant to our 2005 Equity Incentive Plan (or outstanding with respect to options granted under predecessor plans) by each of our named executive officers. No stock awards vested during fiscal 2007.

	Option Awards
			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Peter R. Chase	540,000	$4,872,114	—	—

Adam P. Chase	90,000	$303,750	—	—

Kenneth L. Dumas	—	—	—	—

Terry M. Jones	—	—	—	—

(1)
Amounts reported under "value realized upon exercise" reflect the difference between the market price of the underlying securities at exercise and the exercise price.

Payments Upon Termination or Change of Control

        Executive Severance and Change in Control Agreement.    In July 2006, we entered into severance agreements with our named executive officers. In the case of Peter R. Chase, our Chief Executive Officer, the agreement superseded the previous severance agreement entered into in October 1994. In the case of our other named executive officers, the agreements were new. Under the terms of the agreements, if the named executive's employment is terminated by the Company without cause, or terminated by the executive within 24 months after the occurrence of a change in control of the Company for good reason, then the named executive will receive the following benefits:

  •
  Severance pay in an amount equal to one times (or two times in the case of Peter R. Chase) the greater of the named executive's annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination.

  •
  Health insurance, dental insurance and group term life insurance for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or one year from his termination date, provided the named executive continues to pay an amount equal to the employee's share of contributions.

        If terminated for cause, the named executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits. In case of death, disability or retirement, the named executive shall be entitled to such benefits as may be provided to him pursuant to the Company's employee benefit plans.

        Amounts owed to the executive officers upon termination or a change of control assuming a triggering event took place on August 31, 2007, the last business day of the Company's most recently completed fiscal year, are presented below.

Name	Benefit	Voluntary or For Cause	Before Change in Control Termination without Cause	After Change in Control Termination without Cause or by the Executive for Good Reason	Disability	Death or Retirement	Change in Control

Peter R. Chase	Salary	—	$893,036	$893,036	—	—	—
	Non-Equity Incentive Plan Compensation	—	439,030	439,030	—	—	—
	Medical Benefits	—	8,249	8,249	—	—	—
	Executive Bonus	—	1,855,272	1,855,272	$1,855,272	—	—
	All Other Compensation	—	34,760	34,760	—	—	—
	Acceleration of RSUs	—	—	2,464,484	—	—	$2,464,484

	Total	—	$3,230,347	$5,694,831	$1,855,272	—	$2,464,484

Adam P. Chase	Salary	—	$192,000	$192,000	—	—	—
	Non-Equity Incentive Plan Compensation	—	167,500	167,500	—	—	—
	Medical Benefits	—	10,791	10,791	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	19,500	19,500	—	—	—
	Acceleration of RSUs	—	—	649,961	—	—	$649,961

	Total	—	$389,791	$1,039,752	—	—	$649,961

Kenneth L. Dumas	Salary	—	$150,000	$150,000	—	—	—
	Non-Equity Incentive Plan Compensation	—	112,500	112,500	—	—	—
	Medical Benefits	—	10,791	10,791	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	17,642	17,642	—	—	—
	Acceleration of RSUs	—	—	312,053	—	—	$312,053

	Total	—	$290,933	$602,986	—	—	$312,053

Terry M. Jones	Salary	—	$188,000	$188,000	—	—	—
	Non-Equity Incentive Plan Compensation	—	148,795	148,795	—	—	—
	Medical Benefits	—	10,791	10,791	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	19,430	19,430	—	—	—
	Acceleration of RSUs	—	—	549,059	—	—	$549,059

	Total	—	$367,016	$916,075	—	—	$549,059

        If the named executive is terminated without cause, or for good reason within 24 months of a change of control, we will also pay, at the request of the executive, for an outplacement service for a period of up to one year. These services are not reflected in the table above, as the amount cannot be determined.

Other Executive Plans

        2005 Incentive Plan.    The 2005 Incentive Plan (the "2005 Plan") provides for the grant of stock options (both non-statutory options or "NSOs" and, in the case of employees, incentive stock options or "ISOs"), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2005 Plan is 1,000,000. The maximum number of awards that may be issued to any person in any calendar year is 200,000 shares. The maximum annual cash award that may be issued to any person shall be $2,000,000.

        2001 Senior Management Stock Plan.    The 2001 Senior Management Stock Plan (the "Management Plan") reserves 1,500,000 shares of the Company's Common Stock for equity awards to senior management, including named executive officers. Under the terms of the Management Plan, awards may be granted in the form of incentive stock options, non-qualified stock options and restricted stock. Options granted under the Management Plan generally vest over a period ranging from three to five years and expire after ten years. The Company did not grant any shares of common stock under the Management Plan to the named executive officers during fiscal 2007. As of August 31, 2007 there were 389,136 shares of the Company's Common Stock available for future issuance under the Management Plan.

        Non-Qualified Retirement Savings Plan.    The Company maintains a non-qualified supplemental Retirement Savings Plan covering selected employees, including the named executive officers. The Retirement Savings Plan, which is part of the Employees Supplemental Pension and Savings Plan, covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, only the Company's Chief Executive Officer has been designated by the Board of Directors as being covered by the supplemental Retirement Savings Plan. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. The following table gives details relating to our Chief Executive Officer's participation in this plan.

Non-Qualified Deferred Compensation for 2007

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year Ended ($)(4)

Peter R. Chase	$13,175	$6,330	$12,121	$340,630

(1)
Amounts in this column are included in the "Salary" column in the Summary Compensation Table.

(2)
Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(3)
Amounts in this column are not included in the Summary Compensation Table.

(4)
This column includes amounts in each Named Executive Officer's total deferred compensation account as of the last day of the fiscal year. In addition to the contribution for fiscal 2007, this column reports the portion of the aggregate balance that was reported as compensation in the Summary Compensation Table in each of the Company's previous proxies and also includes aggregate earnings on previously contributed amounts.

        All payments under the supplemental Retirement Savings Plan to participants or their designated beneficiaries will be made in a lump sum. Distribution of these amounts will commence no later than the end of the year in which the participant has separated from service with us.

        Pension Plan.    The Company maintains a tax-qualified defined benefit pension plan and a non-qualified excess benefit plan. The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service. The excess benefit plan, which is part of the Employees Supplemental Pension and Savings Plan, covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, only the Company's Chief Executive Officer has been designated by the Board of Directors as being covered by the excess benefit plan. Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years service with the Company (up to a maximum of 40 years). Benefits under the excess benefit plan are determined based on final average earnings (including base salary and incentive based bonuses) and total years of service with the Company. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The plan offers the option for a participant to receive a lump sum distribution upon attainment of age 65 and five years of employment even if the employee elects to remain actively employed. Benefits may be paid in a variety of forms, including a lump sum, at the election of the participant.

        The following table shows the change in the present value of the accumulated benefits between fiscal 2006 and 2007 for each named executive officer in fiscal 2007.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Peter R. Chase	Pension Plan for Employees of Chase Corporation	36	$942,671	—
	Supplemental Pension Plan	36	$2,413,342	—

Adam P. Chase	Pension Plan for Employees of Chase Corporation	9	$23,693	—

Kenneth L. Dumas	Pension Plan for Employees of Chase Corporation	5	$7,432	—

Terry M. Jones	Pension Plan for Employees of Chase Corporation	6	$26,875	—

        See the Notes to financial statements found in Item 8 of the Company's Annual Report for further disclosure and discussion on the Company's pension plans. For participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  1.5% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  0.6% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (c)
  0.8% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        For participants who were employed on or after May 1, 1995 and are not covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  0.75% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  0.3% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (c)
  0.4% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Compensation of Directors

        Directors who are not employees of the Company are paid an annual cash retainer of $18,000. In addition, directors who serve on a Board committee receive an additional annual cash retainer of $3,500 for each committee on which they serve. Non-employee Directors also receive $15,000 of Chase Corporation common stock annually, in the form of Restricted Stock or Restricted Stock Units valued at the closing price of the day preceding the first day of the new year of Board service. The stock award will vest one year from the date of grant. The annual retainer covers all meetings.

        In addition to the cash and stock retainer, committee chairperson annual fees will be paid in the form of Restricted Stock or Restricted Stock Units valued at the closing price of the day preceding the first day of the new year of Board Service. This award will also vest one year from the date of grant. The annual fees for committee chairpersons are as follows: Audit—$7,000; Compensation and Management Development—$5,000; Nominating and Governance—$3,000.

        Under the compensation policy noted above, the Compensation & Management Development Committee authorized a grant of 6,648 Restricted Stock Units of the Company's common stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2008. These Restricted Stock Units will vest on February 1, 2008, at which time the shares of common stock will be issued. The number of shares granted is equal to $15,000 divided by the closing price of the Company's common stock at the time of grant, except that it additionally takes into consideration each Director's involvement in the various committees of the Board as outlined above.

        Non-Qualified Retirement Savings Plan for the Board of Directors.    The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

        The following table summarizes the total compensation paid to the directors who are not employees of the Company:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Mary Claire Chase	$18,000	$15,000	$—	$—	$—	$—		$33,000

William H. Dykstra	25,000	18,000	—	—	—	—		43,000

J. Brooks Fenno	25,000	15,000	—	—	—	—		40,000

Lewis P. Gack	25,000	22,000	—	—	—	—		47,000

George M. Hughes	18,000	15,000	—	—	—	$99,670	(b)	132,670

Ronald Levy	28,500	20,000	—	—	—	—		48,500

(a)
These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended August 31, 2007, in accordance with SFAS No. 123(R). A portion of this award is in the form of Restricted Stock Units issued in on February 5, 2007 with a grant date fair value of $15.80 per share. This represents the only stock awards granted to Directors during fiscal 2007. The remainder of the award in this column represents the portion of Restricted Stock Units granted in February 2006 which vested in February 2007. In accordance with SFAS 123(R) a portion of the February 2006 grant was expensed in fiscal 2007.

(b)
Represents compensation George M. Hughes received for his services as outside general counsel to the Company.

        As of August 31, 2007, the Directors above had the following stock options outstanding: (i) Lewis P. Gack held 14,000 options with an exercise price of $5.25 per share, and (ii) William H. Dykstra also held 14,000 options with an exercise price of $5.25 per share.

PROPOSAL 2
APPROVAL OF THE AMENDMENT TO THE ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

        The Board of Directors believes that it is in the Company's best interest to approve a proposal to amend the Company's Articles of Organization to increase the number of shares of Common Stock the Company is authorized to issue from 10 million to 20 million.

        As of November 30, 2007, there were 8,271,259 shares of Common Stock of the Company issued and outstanding.

        In June 2007, the Company effected a 2-for-1 stock split in the form of a stock dividend to its shareholders of record, which increased the shares outstanding at the time from approximately 4,098,225 to 8,196,450 shares. In addition, the number of shares reserved for issuance under the Company's existing equity incentive plans, for example upon the exercise of outstanding options or the vesting of restricted stock units, was adjusted from 199,816 to 399,632 shares as a result of the stock split.

        Accordingly, taking into account this additional stock dividend, as of the end of fiscal year 2007 the Company had just over 1,200,000 shares of Common Stock available for issuance under its current Articles of Incorporation. The Company believes that this amount should be increased.

        Approval of the proposed amendment to the Articles of Organization would permit the Board the needed flexibility to use its shares as currency in acquisitions, while maintaining the ability to fund its equity based compensation programs. The Company has no current plans to use its shares as currency in any specific acquisition, but approval of the amendment would permit such an action to be taken without the delays and expense associated with obtaining stockholder approval at that time. While the Company has no plans to do another stock split, the proposed increase would also give the Board the flexibility to do so if conditions warrant. Any of these actions could be taken without further shareholder approval, except to the extent required by applicable state law or stock exchange listing requirements for the particular transaction. Although the availability of additional shares of Common Stock provides desirable flexibility in carrying out corporate purposes, such availability, as well as the availability of preferred stock that the Board may issue on such terms as it selects, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, the issuance of additional shares of Common Stock could lead to the dilution of existing shareholders.

        Under its Articles of Organization, the Company currently has 100,000 shares of preferred stock ($1.00 par value), none of which is currently outstanding. The Company is not proposing any change to the authorized preferred stock or any other provision of the Articles of Organization.

        The Board of Directors has unanimously adopted resolutions setting forth the proposed amendment to the Articles of Organization, declaring its advisability and directing that the proposed amendment be submitted to the holders of the Company's Common Stock for approval at the Meeting. If adopted by the shareholders, the amendment will become effective upon filing of the certificate of amendment with the Secretary of State of the Commonwealth of Massachusetts.

Vote Required

        Approval of the amendment to the Articles of Organization requires the affirmative vote of a majority of the shares of the Company's common stock entitled to vote on the matter. As a result, abstentions, broker non-votes or the failure to submit a proxy or vote in person at the Meeting will have the same effect as a vote against the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THE VOTE FOR APPROVAL OF THE AMENDMENT TO ARTICLE III OF THE ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE FROM 10 MILLION TO 20 MILLION SHARES.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNITNG FIRM

        The Company's Audit Committee has selected PricewaterhouseCoopers LLP ("PwC"), to serve as the Company's independent registered public accounting firm for its current fiscal year (which ends August 31, 2008). PwC served as the Company's Independent Registered Public Accounting Firm in connection with the audit for the fiscal year ended August 31, 2007. Representatives of PwC will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Vote Required

        The ratification of the selection of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Meeting will have no effect on the outcome. If the Company's shareholders do not ratify the selection of PwC as the Company's independent registered public accounting firm, the Audit Committee will reconsider its selection.

Audit and Non-Audit Fees

        The following table sets forth fees for services provided by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2007 and 2006:

	2007	2006
Audit Fees(1)	$660,000	$252,000
Audit-related fees(2)	—	9,650
Tax fees(3)	92,000	82,000
All other fees(4)	—	—

Total	$752,000	$343,650

    (1)
    Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements. Audit fees in fiscal year 2007 include $382,000 related to the Company's initial year of compliance with Sarbanes-Oxley section 404.

    (2)
    Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above. For fiscal year 2006, fees are for services related to the Company's acquisition of Concoat Holding Limited.

    (3)
    Represents fees for services provided in connection with the Company's tax compliance and tax consulting.

    (4)
    Represents fees for services provided to the Company not otherwise included in the categories above.

        In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project before the services are rendered. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2007, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, INDEPEDNENT CERTIFIED PUBLIC ACCOUNTANTS AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers file reports with the SEC indicating the number of shares of any class of the Company's equity securities that they owned when they became a director or an executive officer and, after that, any changes in their ownership of the Company's equity securities. Based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year, except as follows: (a) a Form 4 was filed for J. Brooks Fenno on November 21, 2006, (b) Form 4's were filed for Peter R. Chase, William H. Dykstra and J. Brooks Fenno on December 21, 2006, (c) a Form 4 was filed for Andrew Chase on January 30, 2007, and (d) a Form 5 was filed for Adam P. Chase on October 12, 2007.

Deadlines for Submitting Shareholder Proposals

        Any shareholder proposals to be presented for consideration at next year's annual meeting must be received at the Company's executive offices not later than August 30, 2008 to be included in the Company's proxy statement and form of proxy for that meeting. If the Company does not have notice of a shareholder proposal at least 45 days before the mailing date of the proxy statement for the prior year's annual meeting, then your proxy will confer discretionary authority to vote on the proposal if it is properly presented for consideration at a meeting.

Annual Report on Form 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2007, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324. The Company's Annual Report on Form 10-K is also available free of charge through the Company's website at www.chasecorp.com.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324 (telephone 508-279-1789). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Miscellaneous

        The Company's management does not know of any business that will come before the Meeting except the matters described in the notice. If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business. It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

By order of the Board of Directors,
George M. Hughes Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

CHASE CORPORATION

January 30, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20730030000000000000 2	013008

MANAGEMENT RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

NOMINEES:
☐ FOR ALL NOMINEES	• Peter R. Chase • Mary Claire Chase
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	• William H. Dykstra • J. Brooks Fenno • Lewis P . Gack
☐ FOR ALL EXCEPT (See instructions below)	• George M. Hughes • Ronald Levy

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

	FOR	AGAINST	ABSTAIN
2. To vote on a proposal to amend Article III of the corporation’s Articles of Organization to increase the number of authorized shares of common stock, $0.10 par value, from 10,000,000 to 20,000,000.	☐	☐	☐

3. To ratify the appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm for the fiscal year ending August 31, 2008.	☐	☐	☐

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES THAT YOU SPECIFY. IF YOU DO NOT SPECIFY A CHOICE AS TO A MATTER, THEN IT IS INTENDED TO VOTE THE SHARES REPRESENTED HEREBY “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED STAMPED ENVELOPE PROMPTLY, SO AS TO ENSURE A QUORUM AT THE MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON.

RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS ACKNOWLEDGED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

CHASE CORPORATION

26 Summer Street
Bridgewater, MA 02324
Telephone (508) 279-1789

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, JANUARY 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION’S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT IN PERSON AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON WEDNESDAY, JANUARY 30, 2008 AT THE RAYNHAM COURTYARD MARRIOTT, 37 PARAMOUNT DRIVE, RAYNHAM, MASSACHUSETTS 02767, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED.

(Continued and to be signed on the reverse side.)

14475

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Certain Transactions
Compensation Committee Interlocks and Insider Participation
PROPOSAL 1 ELECTION OF DIRECTORS
Vote Required
Corporate Governance
Committees of the Board of Directors
Director Nomination Process
Audit Committee Report
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION Compensation Discussion and Analysis
Report of the Compensation and Management Development Committee
Executive Compensation
Compensation of Directors
PROPOSAL 2 APPROVAL OF THE AMENDMENT TO THE ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE
Vote Required
PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNITNG FIRM
Vote Required
Audit and Non-Audit Fees
Section 16(a) Beneficial Ownership Reporting Compliance
Deadlines for Submitting Shareholder Proposals
Annual Report on Form 10-K
Householding of Annual Meeting Materials
Miscellaneous